BANK OF AMERICA

LOAN AGREEMENT

This Agreement dated as of January 22, 2020, is between Bank of America, N.A. (the "Bank") and Crexendo Business Solutions, Inc. (the "Borrower").

1. DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1 "Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.2 "Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

1.3 "Environmental Agreement" means, as applicable, the Indemnity Regarding Hazardous Substances section hereof or the environmental indemnity agreement of even date herewith by and between the Borrower or other applicable Obligor and the Bank pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified. The Environmental Agreement is unsecured.

1.4 "Flood Insurance Laws" means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, and any regulations promulgated pursuant thereto, each as amended and together with any successor law of such type.

1.5 "Guarantor" means any person, if any, providing a guaranty with respect to the obligations hereunder.

1.6 "Land" means the land described in and encumbered by the Mortgage.

1.7 "Mortgage" means the deed of trust or mortgage of even date herewith given by the Borrower or other applicable Obligor to the Bank to secure the obligations hereunder, except for obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

1.8 "Obligor" means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

1.9 "Pledgor" means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

2. FACILITY NO. 1: FIXED RATE TERM LOAN AMOUNT AND TERMS

2.1 Loan Amount. The Bank agrees to provide a term loan to the Borrower in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the "Facility No. 1 Commitment").

2.2 Availability Period. The loan is available in one disbursement from the Bank on the date of this Agreement.

2.3 Interest Rate. The interest rate is 3.67% per year.

2.4 Repayment Terms.

(a) The Borrower will repay principal and interest in equal combined installments of Eleven Thousand Eight Hundred Forty-One and 15/100 Dollars ($11,841.15) beginning on March 1, 2020, and on the same day of each month thereafter, and ending on January 22, 2027 (the "Repayment Period"). In any event, on the last day of the

Repayment Period, the Borrower will repay the remaining principal balance plus all interest then due. Each installment, when paid, will be applied first to the payment of interest accrued. The balance of each installment will be applied to the repayment of principal.

2.5 Prepayments. The Borrower may prepay principal in full or in part at any time without the payment of a prepayment fee or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.

3. COLLATERAL

3.1 Real Property Parcel #1.

(a) The Borrower's obligations to the Bank under this Agreement will be secured by a lien covering the following real property owned by the Borrower:

1615 South 52nd Street
Tempe, AZ 852816233

4. LOAN ADMINISTRATION AND FEES

4.1 Fees.

(a) The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2 Collection of Payments; Payments Generally.

(a) Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement, or by such other method as may be permitted by the Bank.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3 Borrower's Instructions. Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an "Authorized Individual"). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4 Direct Debit with ACH Debit.

(a) The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from the deposit account with the Depository listed below (the "Designated Account") owned by Crexendo, Inc.. Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower. A voided copy of a check on the Designated Account has been, or will be, provided to the Bank.

DEPOSITORY NAME: Wells Fargo Bank
Address: 420 Montgomery Street
San Francisco, CA 94104
Routing Number: 121000248
Deposit Account Number: 4121354534

(b) Debits made by ACH shall be subject to the operating rules of the National Automated Clearing House Association, as in effect from time to time.

(c) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.7 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5. CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1 Authorizations. If the Borrower or any other Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.

5.3 KYC Information.

(a) Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b) If the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

5.4 Guaranties. Guaranty signed by Crexendo, Inc.

5.5 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

5.6 Payment of Fees. Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.7 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.8 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.9 Environmental Information. A completed Bank form Environmental Questionnaire.

5.10 Environmental Information. A written report from a web based commercial service providing a compilation of publicly available environmental information pertaining to the activities regarding hazardous and/or regulated materials and wastes for a particular physical address.

5.11 Security Instrument. Signed and acknowledged original deed of trust or mortgage, as required by the Bank, encumbering the real property collateral.

5.12 Title Insurance. ALTA lender's title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least Two Million and 00/100 Dollars ($2,000,000.00), insuring the Bank's interest in the real property collateral, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

6. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2 Authorization. This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.5 Government Sanctions.

(a) The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity ("Person") currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions"), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b) The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor). If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor's financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.9 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.10 PACE Financing. The Borrower has not entered into any Property Assessed Clean Energy ("PACE") or similar energy efficiency or renewable energy financing and has no knowledge of any pending assessments or adjustments in connection therewith.

6.11 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13 ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c) The following terms have the meanings indicated for purposes of this Agreement:

(i) "Code" means the Internal Revenue Code of 1986, as amended.

(ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv) "Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.14 No Plan Assets. The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Guarantor, if any, is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the "Code"); (3) an entity deemed to hold "plan assets" of any such plans or accounts for purposes of ERISA or the Code; or (4) a "governmental plan" within the meaning of ERISA.

6.15 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.16 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

6.17 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.18 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.19 Flood Zone. None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Borrower or other applicable Obligor has obtained the insurance prescribed herein.

For the purposes of this paragraph, "Improvements" means all on-site and off-site improvements to the Land for a structure located on the Land, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements.

7. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds.

(a) To use the proceeds of the credit extended under this Agreement only for business purposes.

7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a) Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Crexendo, Inc. within 120 days after the date of filing with the Securities and Exchange Commission.

(b) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may request.

7.3 Basic Fixed Charge Coverage Ratio. With respect to Crexendo, Inc., to maintain on a consolidated basis a Basic Fixed Charge Coverage Ratio of at least 1.2:1.0.

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations.

"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

7.4 Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.5 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

7.6 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns without the Bank's written consent. This does not prohibit:

(a) Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.7 Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except inventory sold in the ordinary course of the Borrower's business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

(f) To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

7.8 Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a) Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b) Investments in any of the following:

(i) certificates of deposit;

(ii) U.S. treasury bills and other obligations of the federal government;

(iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

7.9 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a) Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b) Extensions of credit to the Borrower's current subsidiaries or affiliates.

(c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.10 Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.

7.11 Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower.

7.12 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or its assets.

(c) Engage in any business activities substantially different from the Borrower's present business.

(d) Liquidate or dissolve any Obligor's business.

(e) With respect to any Obligor which is a business entity, adopt a plan of division or divide itself into two or more business entities (pursuant to a "plan of division" under Section 18-217 of the Delaware Limited Liability Company Act or a similar arrangement under any other applicable state statute).

(f) Apply for or accept any PACE or similar energy efficiency or renewable energy financing.

(g) Voluntarily suspend its business for more than seven (7) days in any thirty (30) day period.

7.13 Notices to Bank. To promptly notify the Bank in writing of:

(a) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b) Any change in any Obligor's name, legal structure, principal residence, or name on any driver's license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.14 Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor's business. Each policy shall include a cancellation clause in favor of the Bank.

(b) Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.15 Compliance with Laws. To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.16 Books and Records. To maintain adequate books and records, including complete and accurate records regarding all Collateral.

7.17 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.18 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.19 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.20 Patriot Act; Beneficial Ownership Regulation. Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

7.21 Flood and Other Insurance. If at any time any portion of any structure on the Property is insurable against casualty by flood and is located in a Special Flood Hazard Area under the Flood Insurance Laws, as amended, a flood insurance policy on the structure and the personal property owned by the Borrower or other applicable Obligor located within the structure and acting as collateral under this Agreement, in form and amount acceptable to the Bank but in no amount less than the amount sufficient to meet the requirements of the Flood Insurance Laws as such requirements may from time to time be in effect. In addition, the Borrower and such Obligor shall maintain such other insurance as the Bank may require to comply with the Bank's regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

For the purposes of this paragraph, "Property" means the real and personal property conveyed and encumbered by the Mortgage.

7.22 Inspections and Appraisals of Real Property. To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

7.23 Use or Leasing of the Real Property Collateral. To occupy the real property collateral for the conduct of its regular business. The Borrower will not change its intended use of the real property without the Bank's prior written approval.

7.24 Indemnity Regarding Use of Real Property. To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower's obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

8. HAZARDOUS SUBSTANCES

8.1 Indemnity Regarding Hazardous Substances. The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank's counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a) Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the "Real Property"), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b) Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or

about any of the Borrower's property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower's own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower. The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower's obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

8.2 Representation and Warranty Regarding Hazardous Substances. Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as the Borrower has disclosed to the Bank in writing prior to the date of this Agreement.

8.3 Compliance Regarding Hazardous Substances. The Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances ("Environmental Laws"). The Borrower shall promptly, at the Borrower's sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property. The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

8.4 Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.5 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant to this paragraph to avoid interfering with the Borrower's use of the Real Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank's judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.6 Definition of Hazardous Substances. "Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9. DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy/Receivers," below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

9.2 Other Bank Agreements. (i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

9.3 Cross-default. Any default occurs under any agreement in connection with any credit any Obligor has obtained from anyone else or which any Obligor has guaranteed.

9.4 False Information. The Borrower or any other Obligor has given the Bank false or misleading information or representations.

9.5 Bankruptcy/Receivers. Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of any Obligor's business; or the business is terminated, or such Obligor is liquidated or dissolved.

9.6 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.7 Judgments. Any judgments or arbitration awards are entered against any Obligor in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more.

9.8 Death. If any Obligor is a natural person, such Obligor dies or becomes legally incompetent; if any Obligor is a trust, a trustor dies or becomes legally incompetent; if any Obligor is a partnership, any general partner dies or becomes legally incompetent.

9.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

9.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Obligor's financial condition or ability to repay.

9.11 ERISA Plans. A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

9.12 Covenants. Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

9.13 Forfeiture. A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

10. ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

10.2 Governing Law. Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Arizona (the "Governing Law State"), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3 Venue and Jurisdiction. The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank's acceptance of this Agreement.

10.4 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5 Waiver of Jury Trial. **EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.**

10.6 Waiver of Class Actions. The terms "Claim" or "Claims" refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a "Party" and collectively as the "Parties"). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. **THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.**

10.7 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8 Expenses.

(a) The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b) The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c) The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

10.9 Individual Liability. If the Borrower is a natural person, the Bank may proceed against the Borrower's business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

10.10 Set-Off. Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower's indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.11 One Agreement. This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

10.12 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.13 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.15 Borrower/Obligor Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

10.16 Customary Advertising Material. The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

10.17 Amendments. This Agreement may be amended or modified only in writing signed by each party hereto.

This Agreement is executed as of the date stated at the top of the first page.

Bank:

Bank of America, N.A.

By: ______________________
Scott Wells, Vice President

Borrower:

Crexendo Business Solutions, Inc.

By: ______________________
Ron Vincent, CFO

Address where notices to Crexendo Business Solutions, Inc. are to be sent:

1615 South 52nd Street
Tempe, AZ 85281-6233

Address where notices to the Bank are to be sent:

Bank of America, N.A.
NC1-001-05-13
One Independence Center
101 North Tryon Street
Charlotte, NC 28255-0001

Authorization to Debit Account.

The undersigned acknowledge(s) the provisions of Paragraph(s) 4.4 of this Agreement, and agree(s) that the account shown therein may be debited as set forth therein. The undersigned is/are the owner(s) of the account.

Crexendo, Inc.

By: ______________________
Ron Vincent, CFO

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1) USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SCHEDULE A

FEES

(a) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

(c) Returned Payment Fee. The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.